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                                                               Exhibit 10(k)


                     Solutia Inc. Deferred Compensation Plan

SECTION 1. PURPOSE

         The Solutia Inc. Deferred Compensation Plan is an unfunded, deferred compensation plan which is intended to provide eligible employees of Solutia Inc. and certain of its Subsidiaries with an opportunity to defer the receipt of all or part of their cash incentive awards.

SECTION 2. DEFINITIONS

         As used in the Plan, the following terms shall have the meanings set forth below:

         "Account" shall mean, for each Participant, such Participant's Deferred Cash Equivalent Account and Predecessor Plan Account.

         "Beneficiary Election" shall mean written instructions, on a form provided by the Company, relating to elections under Section 6.

         "Board" shall mean the Board of Directors of the Company.

         "Business Combination" shall have the meaning set forth in subparagraph
(c) of the definition of "Change of Control."

         "Change of Control" shall mean any of the following events:

         (a) The acquisition by any person, entity or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act") (a "Person"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either
                  (i) the then outstanding shares of Common Stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that, for purposes of this subsection (a), the following acquisitions shall not constitute a Change of
                  Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this definition; or



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         (b)      Individuals who, as of the date hereof, constitute the Board
                  (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

         (c) Approval by the shareholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another corporation (a "Business Combination"), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;
                  (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or



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         (d)      Approval by the shareholders of the Company of a complete
                  liquidation or dissolution of the Company.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Committee" shall mean the ECDC, or its permitted delegate.

         "Company" shall mean Solutia Inc.

         "Compensation Committee" shall mean one or more committees appointed by the ECDC composed of one or more senior managers of the Company or a Subsidiary to whom the ECDC may delegate its powers (or a portion thereof) to administer this Plan pursuant to Section 8.

         "Date Certain Election" shall have the meaning set forth in Section
7(a).

         "Deferral Election" shall mean a written election, on a form provided by the Company, to defer receipt of Incentive Awards otherwise payable to a Participant.

         "Deferred Cash Equivalent Account" shall mean a book-entry account in the name of a Participant maintained in the Company's records with entries denominated in dollars.

         "ECDC" shall mean the Executive Compensation and Development Committee or such other committee of the Board as the Board may from time to time designate.

         "Effective Date" shall mean the date that this Plan is adopted by the Committee.

         "Eligible Participant" shall mean an employee of the Company or a Participating Subsidiary who (a) is a member of the Executive Leadership Team of the Company or is classified in grade 82 or 83 (or an equivalent salary grade), and (b) is a U.S. citizen residing in the United States or a citizen of another country permanently assigned to and residing in the United States.

         "Fiscal Year" shall mean the period commencing January 1 and ending on the next succeeding December 31.

         "Incentive Award" shall mean any cash award under an annual incentive plan of the Company and any other cash awards designated by the Committee.

         "Incumbent Board" shall have the meaning set forth in subparagraph (b) of the definition of "Change of Control."

         "Outstanding Company Common Stock" shall have the meaning set forth in subparagraph (a) of the definition of "Change of Control."



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         "Outstanding Company Voting Securities" shall have the meaning set forth in subparagraph (a) of the definition of "Change of Control."

         "Participant" shall mean an Eligible Participant who delivers a Deferral Election to the Company. A person shall not cease being a Participant if the person ceases being an Eligible Participant if the person has an Account with a positive balance.

         "Participating Subsidiary" shall mean a Subsidiary that is designated as a Participating Subsidiary by the Committee.

         "Payment Election" shall have the meaning set forth in Section 7(a).

         "Plan" shall mean this Solutia Inc. Deferred Compensation Plan.

         "Predecessor Plan" shall mean any U.S. plan, other than a qualified plan or a supplemental retirement plan, providing for deferred compensation for Participants (a) in effect on the Effective Date or (b) maintained by Monsanto or a Subsidiary of Monsanto prior to September 1, 1997, with respect to which obligations relating to Participants were assumed by the Company.

         "Predecessor Plan Account" shall mean a book-entry account in the name of a Participant maintained in the Company's records with entries denominated in dollars representing deferrals and accrued interest under a Predecessor Plan.

         "Retirement" shall mean a voluntary Termination of Employment by a Participant at age 50 or above or an involuntary Termination of Employment at age 50 or above other than for cause (as determined by the Committee).

         "Retirement Election" shall have the meaning set forth in Section 7(a).

         "Subsidiary" shall mean a corporation (or partnership, joint venture, or other enterprise) of which the Company owns or controls, directly or indirectly, 50% or more of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable equity participation and voting power).

         "Termination of Employment" shall mean the termination of the Participant's employment with the Company and any Subsidiary. A Participant employed by a Subsidiary shall also be deemed to incur a Termination of Employment if the Subsidiary ceases to be such a Subsidiary and the Participant does not immediately thereafter become an employee of the Company or another Subsidiary. Transfers among the Company and its Subsidiaries shall not be considered Terminations of Employment.



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SECTION 3. DEFERRAL ELECTIONS

         (a) Delivery and Effectiveness of Deferral Elections. A Participant may elect to defer receipt of an Incentive Award otherwise payable to the Participant in a future Fiscal Year by delivering a Deferral Election to the Company not later than September 30 preceding the Fiscal Year in which the Deferral Election is to become effective or such other time as the Committee shall determine. A separate Deferral Election will be required for each Incentive Award. A Deferral Election shall become irrevocable for a Fiscal Year on September 30 of the immediately preceding Fiscal Year or at such other time as the Committee shall determine. During the period in which a Deferral Election is effective, the Participant shall not be entitled to receive currently payments covered by such Deferral Election. The Company shall instead make credits to the Participant's Account in accordance with Section 4.

         (b) Contents of Deferral Elections. A Deferral Election may relate to all or any portion of an Incentive Award otherwise payable to a Participant. Each Deferral Election shall specify the type of Incentive Award and the percentage or dollar amount of the Incentive Award which shall be subject to such Deferral Election and shall contain the Participant's Payment Election. If the amount of the portion of any Incentive Award subject to a Deferral Election is less than $1,000 (based on a valuation at the time the Incentive Award would otherwise be paid), that Incentive Award will be paid currently and no credit relating to such Incentive Award will be made under the Plan.

         (c) Compliance with Regulations and Section 162(m) of the Internal Revenue Code. The term of deferral may be changed by the Committee to enable the Company to comply with wage controls, guidelines, or other governmental requirements. Notwithstanding any other provision of this Plan to the contrary, no portion of the balance in a Participant's Account shall be paid to any Participant before the earliest date on which the Company's federal income tax deduction for such payment is not precluded by Section 162(m) of the Internal Revenue Code. In the event any payment is delayed solely as a result of the preceding restriction, such payment shall be made as soon as administratively practicable following the first date as of which Section 162(m) of the Internal Revenue Code no longer precludes the deduction by the Company of such payment. Amounts deferred because of the Section 162(m) deduction limitation shall continue to accrue interest at the rate applicable to the Participant's Deferred Cash Equivalent Account or Predecessor Plan Account, as applicable.

SECTION 4. PARTICIPANT ACCOUNTS

         (a) Amounts Credited. There shall be credited to a Participant's Deferred Cash Equivalent Account amounts related to Incentive Awards with respect to which a Deferral Election is made after the Effective Date of this Plan and which would otherwise have been paid in cash by the Company together with an amount equal to the matching contribution, if any, that the Company would have made under the Solutia Inc. Savings and Investment Plan and/or the Solutia Inc. ERISA Parity Savings and Investment Plan,



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as applicable, had the Deferral Election not been made ("Match"). There shall be credited to a Participant's Predecessor Plan Account any amounts deferred and unpaid under a Predecessor Plan together with interest accrued thereon as of the Effective Date of this Plan. Amounts deferred pursuant to each Deferral
Election, together with any related Match and accrued interest, shall be accounted for separately within the Participant's Account.

         (b) Interest. Amounts credited to the Participant's Deferred Cash Equivalent Account shall bear interest as provided in Section 5(a). Interest will begin to accrue with respect to an Incentive Award beginning with the April 1 immediately following the date the Incentive Award would otherwise have been paid to the Participant. Interest shall be credited to Deferred Cash Equivalent Accounts at the end of each month. Amounts credited to the Participant's Prior Plan Account shall continue to bear interest as provided in Section 5(b).

SECTION 5. INTEREST RATE

         (a) The interest rate to be accrued on a Participant's Deferred Cash Equivalent Account shall be such rate as is determined, from time to time, by the ECDC. The determination by the ECDC pursuant to this Section 5(a) shall be within its sole discretion and its decision shall be conclusive, final and binding upon all parties concerned. Participants will be given notice of any change in rate.

         (b) The interest rate to be accrued on a Participant's Predecessor Plan Account during a Fiscal Year shall be equal to the average yield during the preceding Fiscal Year for the Moody's Baa bond index composed of investment grade securities rated Baa1, Baa2, and Baa3 with a twenty-year maturity.

SECTION 6. PAYMENTS FOLLOWING DEATH

         (a) Form of Payment. A Participant may deliver a Beneficiary Election to the Company electing that, in the event the Participant should die before full payments of all amounts credited to the Participant's Account, the balance of the Account shall be distributed in one payment to the person(s) designated in the Beneficiary Election. In the event that a Participant fails to designate such a beneficiary, or the beneficiary(ies) predecease(s) the Participant, payment following the death of the Participant shall be made to the Participant's estate. An existing beneficiary designation made in connection with deferrals under a Predecessor Plan will be deemed to be a Beneficiary Election under this Plan. Payment shall be made as soon as administratively practicable after the Participant's death.

         (b) Change of Beneficiary Designation. The elections referred to in
Section 6(a), may be changed by a Participant at any time by delivering a new Beneficiary Election to the Company. In the case of multiple Beneficiary Elections by a Participant,



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the most recent valid Beneficiary Designation in effect as of the date of the
Participant's death shall be controlling.

SECTION 7. PAYMENTS

         (a) Commencement of Benefits. A Participant's Deferral Election made pursuant to Section 3 shall include an election with respect to the distribution of the amounts to be credited to such Participant's Account (each such election, a "Payment Election"). Any similar election related to the distribution of deferred amounts under the Predecessor Plans shall be deemed a Payment Election under this Plan with respect to such deferred amounts. Each Payment Election shall specify (i) subject to any minimum deferral period established by the Committee, the month and year when the Participant will receive the amount deferred together with interest accrued thereon ("Date Certain Election") or
(ii) payment after Retirement in one lump sum or in monthly installments over a specified number of years as set forth in Section 7(b)(ii) ("Retirement Election").

         (b) Payment Period.

                  (i) Date Certain Election. Payment will be made in one lump sum in the month and year specified, subject to the provisions of Section 3(c),
Section 7(d), Section 9, and Section 10(b)(ii).

                  (ii) Retirement Election. A Participant may elect to receive the amounts deferred pursuant to a Payment Election in one lump sum payment in January of the year following Retirement or in January of any subsequent year up to five (5) years following the date of the Participant's Retirement, or a Participant may elect to receive the amounts deferred together with the interest accrued thereon in approximately equal monthly installments beginning a specified number of months (not exceeding sixty (60) months) after Retirement and extending over a specified number of years (not exceeding ten (10) years from the date of the first monthly installment).

         (c) Acceleration of Payment for Severe Financial Hardship. In the event a Participant incurs a severe financial hardship, the Committee may, in its sole discretion, upon the written request of a Participant or the Participant's legal representative, accelerate or otherwise revise the payment schedule for the Participant's Account to the extent reasonably deemed necessary to eliminate or alleviate the severe financial hardship. For the purpose of this Section 7(c), a severe financial hardship must have been caused by an accident, illness, or other event beyond the control of the Participant.

         (d) Termination of Employment. In the event of Termination of Employment with the Company for any reason (other than Retirement while the Participant has a Retirement Election in effect), the Participant or the Participant's beneficiary(ies) will receive a lump sum as soon as administratively practicable following the Participant's termination date. Notwithstanding the above, in the event of Termination of Employment of a Participant in connection with the sale of a business by the Company where the



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Participant continues working for such business as an employee of the buyer, the amounts credited to the Participant's Account shall be paid to the Participant as soon as administratively practicable after the first anniversary of the Termination of Employment of the Participant.

         (e) Immediate Distribution. A Participant may at any time elect to receive a distribution of all or any portion of the balance in the Participant's Account. Requests for distributions shall be submitted in writing (on a form prescribed by the Committee for such purpose) to the Company. Distributions from the Participant's Account pursuant to this Section 7(e) will at all times be subject to (i) reduction for applicable tax withholdings pursuant to Section 9(f), and (ii) a percentage reduction in the amount requested equal to ten percent (10%) of the amount requested, which will be forfeited. Distributions pursuant to this Section 7(e) shall be payable in a single lump sum, in cash, within thirty (30) days of submission of the completed form.

SECTION 8. ADMINISTRATION

         (a) Administration. The ECDC shall have the authority to administer the Plan. Without limiting the generality of the preceding sentence, the ECDC shall have the exclusive right to interpret the Plan, determine the interest rate to be accrued on Deferred Cash Equivalent Accounts, determine eligibility for participation in the Plan, construe any ambiguous provisions of the Plan, correct any defects, supply omissions, and reconcile inconsistencies to the extent necessary to effectuate the Plan, and determine the amount of benefits payable to Participants under the Plan, except to the extent the ECDC delegates administration pursuant to Section 8(b).

         (b) Delegation of Authority. The ECDC may delegate some or all of its authority under the Plan to one or more Compensation Committees and authorize further delegation by the Compensation Committees to senior management of the Company or a Subsidiary; provided that determinations regarding the interest rate to be accrued shall be made, and any actions pursuant to Section 9 or
Section 10(b) shall be taken, only by the ECDC.

         (c) Actions of the Committee. In carrying out the responsibilities set forth in Section 8(a):

                  (i) The Committee may adopt rules and regulations necessary for the administration of the Plan which are consistent with the provisions hereof.

                  (ii) All acts and decisions of the Committee shall apply uniformly to all Participants in like circumstances. Written records shall be kept of all acts and decisions

                  (iii) The Committee shall cause to be kept records relating to Participants and such other records as are necessary for proper operation of the Plan.



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         (d) Any interpretation or determination made by the Committee pursuant to its discretionary authority shall be final and binding on the Company, any Participant, and any other affected party.

         (e) The Committee shall have the right to hire, at the expense of the Company, such professional assistants and consultants as the Committee, in its sole discretion, deems necessary or advisable, including but not limited to accountants, actuaries, consultants, counsel and such clerical assistance as is necessary for proper discharge of its duties hereunder.

SECTION 9. CHANGE OF CONTROL

         (a) In the event of a Change of Control as defined in subparagraph (a) of the definition of Change of Control or a "proposed change of control" as defined below, the ECDC shall have complete authority and discretion, but no obligation, to accelerate payments of Account balances to Participants. A "proposed change of control" shall mean the submission to the Company's shareholders of (i) nominees for directors or (ii) a transaction, which, if elected or approved would result in a Change of Control as described in subparagraph (b), (c) or (d) of the definition of Change of Control herein.

         (b) The ECDC may also ask the Board to negotiate, as part of any agreement involving the sale or merger of the Company, or a sale of substantially all of the Company's assets or a similar transaction, provisions for the protection of Participants.

SECTION 10. MISCELLANEOUS

         (a) Benefits Unfunded. All benefits payable under this Plan constitute an unfunded obligation of the Company. Payments shall be made, as due, from the general funds of the Company. The Company may, at its option, maintain one or more bookkeeping reserve accounts to reflect its obligations under the Plan and may make such investments as it may deem desirable to assist it in meeting its obligations under the Plan. Any such investments shall be assets of the Company subject to the claims of its general creditors. No person eligible for a benefit under this Plan shall have any right, title to, or interest in any such investments. Participants are general, unsecured creditors of the Company. This Plan constitutes a mere promise to pay benefits in the future.

         (b) Amendment or Termination.

                  (i) The ECDC may amend or terminate the Plan at any time, but such amendment or termination shall not adversely affect the rights of any Participant, without his or her consent, to any benefit under the Plan to which such Participant may have previously become entitled prior to the effective date of such amendment or termination. Any amendment to the Plan shall be made in writing, with or without a meeting.



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                  (ii) If the Plan is terminated, a valuation shall be made of each Participant's Account balance as of the Plan termination date. The amount of such Account balance shall be payable to the Participant at the time it would have been payable under Section 6 and Section 7 had the Plan not been terminated; provided, however, that the ECDC may elect instead to immediately distribute all Participants' Account balances in lump sums upon termination of the Plan.

         (c) Statement of Account. Statements will be sent no less frequently than annually to each Participant showing the value of the Participant's Account.

         (d) Payments to Incompetents. If a Participant entitled to receive any benefits hereunder is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, they will be paid to the duly appointed guardian of such Participant or to such other legally appointed person as the Committee may designate. Such payment shall, to the extent made, be deemed a complete discharge of any liability for such payment under the Plan.

         (e) Benefits Not Transferable. The right of any person to any benefit or payment under the Plan shall not be subject to voluntary or involuntary transfer, alienation, or assignment and, to the fullest extent permitted by law, shall not be subject to attachment, execution, garnishment, sequestration or other legal or equitable process. In the event a person who is receiving or is entitled to receive benefits under the Plan attempts to assign, transfer or dispose of such right, or if an attempt is made to subject said right to such process, such assignment, transfer, or disposition shall be null and void.

         (f) Tax Withholding. The Company, or any Subsidiary, as appropriate, is authorized to withhold from any Account or payment due under the Plan the amount of applicable withholding taxes in respect of such payment or Account and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such federal, state or other governmental entity tax obligation.

         (g) Employment Status. Nothing in the Plan, nor any action by the Company or any Subsidiary pursuant to the Plan, shall be deemed to give any Participant any right to remain in the employ of the Company or any Subsidiary or affect the right of the Company or any Subsidiary to terminate a Participant's employment with or without cause.

         (h) Governing Law. The provisions of the Plan shall be construed in accordance with the laws of the State of Delaware.



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